Silgan
Holdings Inc.

Exhibit 99.1

SILGAN ANNOUNCES NEW AUTHORIZATION
FOR STOCK REPURCHASES

NORWALK, CT, November 5, 2025 -- Silgan Holdings Inc. (NYSE:SLGN), a leading supplier of sustainable rigid packaging for the world’s essential consumer goods products, announced today that its Board of Directors has authorized the Company to repurchase up to an aggregate of $500 million of its common stock through December 31, 2029.

“This new authorization replaces our prior authorization which had approximately $25 million remaining for common stock repurchases. This new authorization will allow us to repurchase up to $500 million of our common stock from time to time through December 31, 2029,” said Adam Greenlee, President and CEO. “As in the past, we maintain a disciplined, returns based approach to capital deployment which has created significant value over time for our shareholders and the Company,” concluded Mr. Greenlee.

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Silgan is a leading supplier of sustainable rigid packaging solutions for the world's essential consumer goods products with annual net sales of approximately $5.9 billion in 2024. Silgan operates 124 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading worldwide supplier of dispensing and specialty closures for fragrance and beauty, food, beverage, personal and health care, home care and lawn and garden products. The Company is also a leading supplier of metal containers in North America and Europe for pet and human food and general line products. In addition, the Company is a leading supplier of custom containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended. Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2024 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

Contact:
Alexander Hutter
Vice President, Investor Relations
AHutter@silgan.com
203-406-3187